Filed Pursuant to Rule 424(b)(7)
Registration No. 333-122258

PROSPECTUS SUPPLEMENT NO. 3
TO PROSPECTUS DATED JANUARY 19, 2006

2.25% Convertible Senior Notes due 2024
and the Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements information contained in the Prospectus dated January 19, 2006 of Option Care, Inc. relating to the offer and sale from time to time by certain selling securityholders of our 2.25% Convertible Senior Notes due 2024, which we refer to as the “Notes,” and the common stock issuable upon conversion of the Notes. We will not receive any proceeds from the sale of the Notes or the common stock issuable upon conversion of the Notes by the selling securityholders.

     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     Investing in the Notes and common stock issuable upon conversion of the Notes involves risks. See “Risk Factors” beginning on page 8 of the Prospectus dated January 19, 2006.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is September 29, 2006.

SELLING SECURITYHOLDERS

     The table below supplements or amends the table of securityholders contained on pages 63 through 66 of the Prospectus dated January 19, 2006. This information was furnished to us by the selling securityholders listed below on or before September 29, 2006. Because the selling securityholders may offer all or some portion of the Notes or the common stock issuable upon conversion of the Notes pursuant to the Prospectus, no estimate can be given to us as to the amount of the Notes or the common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

Name of Selling Securityholder(1)	Principal Amount of Notes Beneficially Owned and Offered hereby	Percentage of Notes Outstanding	Number of shares of Common Stock Beneficially Owned and Offered Hereby		Percentage of Common Stock Outstanding(2)
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. (3)	$5,140,000	5.96%		*		**

*                                         Assumes conversion of all of the holder’s notes into shares of our common stock, based upon the 10-day weighted average price as of September 25, 2006. The terms of the notes provide that we will not issue any shares of common stock upon conversion of the notes unless the 10-day weighted average price exceeds 120% of $11.97. Under the terms of the notes, the actual number of shares of common stock that we will issue will be based upon the 10-day weighted average price during the period after the notes are tendered for conversion. Because the actual number of shares of common stock issuable upon conversion of the notes cannot be known until after the notes are tendered for conversion, it is not possible for us to determine at this time the number of shares of our common stock that we may issue upon such conversion. However, the terms of the notes provide that we will not be obligated to issue more than 6,420,594 shares of common stock upon conversion of the notes or upon payment of the make-whole premium in connection with a fundamental change. The conversion rate is subject to adjustment as described under “Description of notes—Conversion rights” in the Prospectus.  As a result of such adjustment or as a result of the payment of the make-whole premium in connection with a fundamental change, the number of shares of common stock issuable may increase or decrease in the future by an indeterminate number.

**           Less than 1 percent

 (1)                  Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in post-effective amendments or supplements to this prospectus supplement or to the registration statement of which this prospectus supplement is a part, if and when required.

(2)                     Calculated using 34,324,333 shares of common stock outstanding as of September 25, 2006. In calculating the percentage of common stock outstanding for each selling securityholder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular selling securityholder’s notes, based upon the 10-day weighted average price as of September 25, 2006.

(3)                               Henry J. Cox has voting and investment power over the securities listed above that are held by this selling securityholder.